SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 24, 2017

IONIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

2855 Gazelle Court
Carlsbad, CA 92010
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Ionis Pharmaceuticals, Inc. (the “Company”) has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2,500,000 shares of the Company’s common stock at an offer price of $44.88 per share in cash, which is approximately 4.47 percent lower than the $46.98 per share closing price for shares of the Company’s common stock on August 18, 2017, the business day prior to the date of the offer.  The shares subject to TRC Capital’s offer represent approximately 2.01 percent of the shares of the Company’s common stock outstanding as of the date of the offer.

On August 24, 2017, the Company issued a press release informing its shareholders that the Company does not endorse TRC Capital’s unsolicited mini-tender offer and recommending that shareholders do not tender their shares.  Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital’s offering documents.  The offer is currently scheduled to expire at 12:01 a.m., New York City time, on Wednesday, September 20, 2017, but TRC may extend the offering period at its discretion. The Company is not affiliated or associated in any way with TRC Capital, its mini-tender offer or the offer documentation.  Additional information concerning mini-tender offers is included in the press release issued by the Company.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated August 24, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ionis Pharmaceuticals, Inc.

Dated: August 24, 2017	By:	/s/ B. Lynne Parshall
B. Lynne Parshall
Chief Operating Officer

INDEX TO EXHIBITS

99.1	Press Release dated August 24, 2017.